2MF Putnam Small Cap Value Fund attachment
8/31/03 Semiannual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


74U1	(000s omitted)

Class A	33,607
Class B	23,278
Class C	3,681

74U2	(000s omitted)

Class M	857
Class Y	4,441

74V1

Class A	$14.41
Class B	$13.95
Class C	$13.97

74V2

Class M	$14.17
Class Y	$14.50